Exhibit 99.1

PacifiCare Health Systems Announces
Initial Purchasers’ Exercise of Option to Purchase $10 Million of 3%
Convertible Subordinated Debentures Due 2032

CYPRESS, Calif., December 20, 2002 — PacifiCare Health Systems, Inc. (Nasdaq: PHSY) today announced the sale of $10 million aggregate principal amount of 3% convertible subordinated debentures due 2032 in connection with the exercise in part by the initial purchasers for PacifiCare’s recent private placement of $125 million aggregate principal amount of such debentures of their option to purchase additional debentures. The debentures, which are convertible into shares of PacifiCare’s common stock, will be due in October 2032.

PacifiCare intends to use a portion of the estimated net proceeds of this sale of debentures to permanently repay indebtedness under its senior credit facility and the remainder for general corporate purposes.

This news release does not constitute an offer to sell nor the solicitation of an offer to buy securities. The offering was being made within the United States only to qualified institutional buyers. The debentures that were offered and the shares of common stock issuable upon conversion of the debentures have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended.

###